                                                                   EXHIBIT 99.9

                              CISCO SYSTEMS, INC.
                       1989 EMPLOYEE STOCK PURCHASE PLAN

                     (AS AMENDED AND RESTATED MAY 29, 1997)


        I.       PURPOSE

                 The Cisco Systems, Inc. 1989 Employee Stock Purchase Plan (the "Plan") is intended to provide eligible employees of the Company and one or more of its Corporate Affiliates with the opportunity to acquire a proprietary interest in the Company through participation in a plan designed to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code (the "Code").

       II.       DEFINITIONS

                 For purposes of administration of the Plan, the following terms shall have the meanings indicated:

                 BOARD means the Board of Directors of the Company.

                 COMPANY means Cisco Systems, Inc., a California corporation, and any corporate successor to all or substantially all of the assets or voting stock of Cisco Systems, Inc. which shall by appropriate action adopt the Plan.

                 CORPORATE AFFILIATE means any company which is either the parent corporation or a subsidiary corporation of the Company (as determined in accordance with Section 424 of the Code), including any parent or subsidiary corporation which becomes such after the Effective Date.

                 EFFECTIVE DATE means January 1, 1990; provided, however, that any Corporate Affiliate which becomes a Participating Company in the Plan after January 1, 1990 shall designate a subsequent Effective Date with respect to its employee-Participants.

                 ELIGIBLE EARNINGS means (i) the regular basic earnings paid to a Participant by one or more Participating Companies, (ii) any salary deferral contributions made on behalf of the Participant to the Company's Code Section 401(k) Plan or Code Section 125 Plan plus (iii) overtime payments, bonuses and commissions. There shall be excluded from the calculation of Eligible
Earnings: (I) all profit-sharing distributions and other incentive-type payments and (II) all contributions (other than Code Section 401(k) and Code
Section 125 contributions) made by the Company or its Corporate Affiliates for the Participant's benefit under any employee benefit or welfare plan now or hereafter established.

                 EMPLOYEE means any person who is regularly scheduled to work more than 20 hours per week for more than 5 months per calendar year in the employ of the Company or any other Participating Company for earnings considered wages under Section 3401(a) of the Code.

                 PARTICIPANT means any Employee of a Participating Company who is actively participating in the Plan.

                 PARTICIPATING COMPANY means the Company and such Corporate Affiliate or Affiliates as may be designated from time to time by the Board. The Participating Companies in the Plan, as of May 29, 1997, are listed in attached Schedule A.

                 STOCK means shares of the common stock of the Company.

      III.       ADMINISTRATION

                 The Plan shall be administered by the Board or by a committee (the "Committee") comprised of at least two or more Board members appointed from time to time by the Board. The Plan Administrator (whether the Board or the Committee) shall have full authority to administer the Plan, including authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for administering the Plan as it may deem necessary in order to comply with the requirements of Section 423 of the Code. Decisions of the Plan Administrator shall be final and binding on all parties who have an interest in the Plan.

       IV.       PURCHASE PERIODS

                 (a) Stock shall be offered for purchase under the Plan through a series of successive purchase periods until such time as (i) the maximum number of shares of Stock available for issuance under the Plan shall have been purchased or (ii) the Plan shall have been sooner terminated in accordance with Article IX.

                 (b) Under no circumstances shall any purchase rights granted under the Plan be exercised, nor shall any shares of Stock be issued hereunder, until such time as (i) the Plan shall have been approved by the Company's shareholders and (ii) the Company shall have complied with all applicable requirements of the Securities Act of 1933 (as amended), all applicable listing requirements of any securities exchange on which the Stock is listed and all other applicable requirements established by law or regulation.

                 (c) The Plan shall be implemented in a series of consecutive purchase periods, each to be of such duration (not to exceed twenty-four (24) months per purchase period) as determined by the Plan Administrator prior to the commencement date of the purchase period. Purchase periods may commence at quarterly or semi-annual intervals over the term of the Plan. Accordingly, up to four (4) separate purchase periods may commence in each calendar year the Plan remains in existence. The Plan Administrator will announce the date each purchase period










                                       2.

will commence and the duration of that purchase period in advance of the last day of the immediately preceding purchase period.

                 (d) The Participant shall be granted a separate purchase right for each purchase period in which he/she participates. The purchase right shall be granted on the first day of the purchase period and shall be automatically exercised on the last business day of that purchase period or any earlier day the purchase right is to be exercised hereunder.

                 (e) An Employee may participate in only one purchase period at a time. Accordingly, an Employee who wishes to join a new purchase period must withdraw from the current purchase period in which he/she is participating and must also enroll in the new purchase period prior to the start date of that purchase period. The Plan Administrator, in its discretion, may require an Employee who withdraws from one purchase period to wait one full purchase period before re-enrolling in a new purchase period under the Plan.

        V.       ELIGIBILITY AND PARTICIPATION

                 (a) Each individual who is an Employee of a Participating Company on the commencement date of any purchase period under the Plan shall be eligible to participate in the Plan for that purchase period.

                 (b) In order to participate in the Plan for a particular purchase period, the Employee must complete the enrollment forms prescribed by the Plan Administrator (including a purchase agreement and a payroll deduction authorization) and file such forms with the Plan Administrator (or its designate) prior to the commencement date of the purchase period.

                 (c) The payroll deduction authorized by a Participant for purposes of acquiring Stock under the Plan may be any multiple of 1% of the Eligible Earnings paid to the Participant during the period the purchase right remains outstanding, up to a maximum of 10% per purchase right. The deduction rate so authorized shall continue in effect for the entire period the purchase right remains outstanding, unless the Participant shall, prior to the end of the purchase period for which the purchase right will remain in effect, reduce such rate by filing the appropriate form with the Plan Administrator (or its designate). The reduced rate shall become effective as soon as practicable following the filing of such form. Payroll deductions, however, will automatically cease upon the termination of the Participant's purchase right in accordance with Section VII(d) or (e) below.

       VI.       STOCK SUBJECT TO PLAN

                 (a) The Stock purchasable by Participants under the Plan shall, solely in the Board's discretion, be made available from either authorized but unissued Stock or from reacquired Stock, including shares of Stock purchased on the open market. The total number of shares which may be issued under the Plan shall not exceed 24,600,000 shares (subject to







                                       3.

adjustment under subparagraph (b) below). Such share reserve has been adjusted for the various forward splits of the Stock which have been effected since the Effective Date and includes the 15,000,000-share increase subject to shareholder approval at the 1997 Annual Meeting.

                 (b) In the event any change is made to the Stock purchasable under the Plan by reason of (I) any merger, consolidation or reorganization or (II) any stock dividend, stock split, combination of shares or other change affecting the outstanding Stock as a class without the Company's receipt of consideration, then unless such change occurs in connection with a Section VII(j) transaction, appropriate adjustments shall be made by the Plan Administrator to (i) the class and maximum number of shares issuable over the term of the Plan, (ii) the class and maximum number of shares purchasable per Participant on any one purchase date, (iii) the class and maximum number of shares purchasable by any one executive officer over the term of the Plan and (iv) the class and number of shares and the price per share of the Stock subject to each purchase right at the time outstanding under the Plan.

      VII.       PURCHASE RIGHTS

                 An Employee who participates in the Plan for a particular purchase period shall have the right to purchase Stock upon the terms and conditions set forth below and shall execute a purchase agreement embodying such terms and conditions and such other provisions (not inconsistent with the Plan) as the Plan Administrator may deem advisable.

                 (a) Purchase Price. The purchase price per share shall be the lesser of (i) 85% of the fair market value per share of Stock on the date on which the purchase right is granted or (ii) 85% of the fair market value per share of Stock on the date the purchase right is exercised. For purposes of determining such fair market value (and for all other valuation purposes under the Plan), the fair market value per share of Stock on any relevant date shall be the closing selling price per share on such date, as officially quoted on the principal exchange on which the Stock is at the time traded or, if not traded on any such exchange, the closing selling price per share of the Stock on such date, as reported on the Nasdaq National Market. If there are no sales of Stock on such day, then the closing selling price for the Stock on the next preceding day for which there does exist such quotation shall be determinative of fair market value.

                 (b) Number of Purchasable Shares. The number of shares purchasable by a Participant upon the exercise of an outstanding purchase right shall be the number of whole shares obtained by dividing the amount collected from the Participant through payroll deductions during each purchase period the purchase right remains outstanding by the purchase price in effect for that purchase period. Any remaining amount in the Participant's account shall be carried over to the next purchase period. However, the maximum number of shares purchasable by any Participant on any one purchase date shall not exceed 2,500 shares (subject to adjustment under Section VI(b)), and any amount not applied to the purchase of Stock on behalf of a Participant by reason of such limitation shall be refunded to that Participant. In addition, should the Employee be an executive officer of the Company subject to the short-swing profit restrictions








                                       4.

of the Federal securities laws, then the maximum number of shares which such Employee may purchase over the term of the Plan shall not exceed 480,000 shares (as adjusted for the various forward splits of the Stock effected since the Effective Date and subject to further adjustment under Section VI(b)). Accordingly, no such officer shall be eligible to receive purchase rights for any purchase period if the number of shares which would otherwise be purchasable by such individual for that purchase period would result in the issuance to such individual of shares of Stock in excess of the maximum number of shares purchasable in the aggregate by such individual over the term of the Plan.

                 Under no circumstances shall purchase rights be granted under the Plan to any Employee if such Employee would, immediately after the grant, own (within the meaning of Code Section 425(d)), or hold outstanding options or other rights to purchase, stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any of its Corporate Affiliates.

                 (c) Payment. Payment for Stock purchased under the Plan shall be effected by means of the Participant's authorized payroll deductions. Such deductions shall begin on the first pay day coincident with or immediately following the commencement date of the relevant purchase period and shall terminate with the pay day ending with or immediately prior to the last day of the purchase period. The amounts so collected shall be credited to the book account maintained by the Company on the Participant's behalf under the Plan, but no interest shall be paid on the balance from time to time outstanding in such book account. The amounts collected from a Participant may be commingled with the general assets of the Company and may be used for general corporate purposes.

                 (d)      Termination of Purchase Rights.

                        (i) A Participant may, prior to the last day of any purchase period, terminate his/her outstanding purchase right under the Plan by filing the prescribed notification form with the Plan Administrator (or its designate). No further payroll deductions shall be collected from the Participant with respect to the terminated purchase right, and the Participant shall have the following election with respect to any payroll deductions for the purchase period collected prior to the termination date: (A) have the Company refund the payroll deductions which the Participant made in that purchase period with respect to the terminated purchase right or (B) have such payroll deductions held for the purchase of shares at the end of such purchase period. If no such election is made, then such payroll deductions shall automatically be refunded at the end of such purchase period.

                       (ii) The termination shall be irrevocable with respect to the particular purchase right to which it pertains and shall also require the Participant to re-enroll in the Plan (by making a timely filing of a new purchase agreement and payroll deduction authorization) if the Participant wishes to resume participation in a subsequent purchase period.










                                       5.

                 (e) Termination of Employment. If a Participant ceases to remain an Employee while his/her purchase right remains outstanding, then such purchase right shall immediately terminate and all sums previously collected from the Participant during the purchase period in which such termination occurs shall be promptly refunded to the Participant. However, should the Participant die or become permanently disabled while in Employee status or should the Participant cease active service by reason of a leave of absence, then the Participant (or the person or persons to whom the rights of the deceased Participant under the Plan are transferred by will or by the laws of descent and distribution) shall have the election, exercisable up until the end of the purchase period in which the Participant dies or becomes permanently disabled or in which the leave of absence commences, to (i) withdraw all the funds in the Participant's payroll account at the time of his/her cessation of Employee status or the commencement of such leave or (ii) have such funds held for the purchase of shares at the end of such purchase period. If no such election is made, then such funds shall automatically be held for the purchase of shares at the end of such purchase period. In no event, however, shall any further payroll deductions be added to the Participant's account following his/her cessation of Employee status or the commencement of such leave. Upon the Participant's return to active service following a leave of absence, his/her payroll deductions under the Plan shall automatically resume at the rate in effect at the time the leave began.

                 For purposes of the Plan: (a) a Participant shall be considered to be an Employee for so long as such Participant remains in the active employ of the Company or any other Participating Company under the Plan, and (b) a Participant shall be deemed to be permanently disabled if he/she is unable, by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of at least twelve
(12) months, to engage in any substantial gainful employment.

                 (f) Stock Purchase. The Stock subject to the purchase right of each Participant (other than Participants whose purchase rights have previously terminated in accordance with Section VII(d) or (e) above) shall be automatically purchased on the Participant's behalf on the last business day of the purchase period for which such purchase right remains outstanding. The purchase shall be effected by applying the amount credited to each Participant's book account on the last business date of the purchase period to the purchase of whole shares of Stock (subject to the limitations on the maximum number of purchasable shares set forth in Section VII(b)) at the purchase price in effect for such purchase period.

                 (g) Proration of Purchase Rights. Should the total number of shares of Stock to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares then available for issuance under the Plan, the Plan Administrator shall make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and any amounts credited to the accounts of Participants shall, to the extent not applied to the purchase of Stock, be refunded to the Participants.








                                       6.

                 (h) Shareholder Rights. A Participant shall have no rights as a shareholder with respect to shares covered by the purchase rights granted to the Participant under the Plan until the shares are actually purchased on the Participant's behalf in accordance with Section VII(f). No adjustments shall be made for dividends, distributions or other rights for which the record date is prior to the purchase date.

                 A Participant shall be entitled to receive, as soon as practicable after the date of each purchase, a stock certificate for the number of shares purchased on the Participant's behalf. Such certificate may, upon the Participant's request, be issued in the names of the Participant and his/her spouse as community property or as joint tenants with right of survivorship.

                 (i) Assignability. No purchase rights granted under the Plan shall be assignable or transferable by a Participant other than by will or by the laws of descent and distribution, and during the Participant's lifetime the purchase rights shall be exercisable only by the Participant.

                 (j) Merger or Liquidation of Company. In the event the Company or its stockholders enter into an agreement to dispose of all or substantially all of the assets or outstanding capital stock of the Company by means of a sale, merger or reorganization in which the Company will not be the surviving corporation (other than a reorganization effected primarily to change the State in which the Company is incorporated) or in the event the Company is liquidated, then all outstanding purchase rights under the Plan shall automatically be exercised immediately prior to the consummation of such sale, merger, reorganization or liquidation by applying all sums previously collected from Participants during the purchase period of such transaction to the purchase of whole shares of Stock, subject, however, to the applicable limitations of Section VII(b).

    VIII.        ACCRUAL LIMITATIONS

                 (a) No Participant shall be entitled to accrue rights to acquire Stock pursuant to any purchase right outstanding under this Plan if and to the extent such accrual, when aggregated with (I) Stock rights accrued under other purchase rights outstanding under this Plan and (II) similar rights accrued under other employee stock purchase plans (within the meaning of Section 423 of the Code) of the Company or its Corporate Affiliates, would otherwise permit such Participant to purchase more than $25,000 worth of stock of the Company or any Corporate Affiliate (determined on the basis of the fair market value of such stock on the date or dates such rights are granted to the Participant) for each calendar year such rights are at any time outstanding.

                 (b)      For purposes of applying the accrual limitations of
Section VIII(a), the right to acquire Stock pursuant to each purchase right outstanding under the Plan shall accrue as follows:












                                       7.

                        (i) The right to acquire Stock under each such purchase right shall accrue as and when the purchase right first becomes exercisable on the last business day of each purchase period the right remains outstanding.

                       (ii) No right to acquire Stock under any outstanding purchase right shall accrue to the extent the Participant has already accrued in the same calendar year the right to acquire $25,000 worth of Stock (determined on the basis of the fair market value on the date or dates of grant) pursuant to one or more purchase rights held by the Participant during such calendar year.

                      (iii) If by reason of the Section VIII(a) limitations, one or more purchase rights of a Participant do not accrue for a particular purchase period, then the payroll deductions which the Participant made during that purchase period with respect to such purchase rights shall be promptly refunded.

                 (c) In the event there is any conflict between the provisions of this Article VIII and one or more provisions of the Plan or any instrument issued thereunder, the provisions of this Article VIII shall be controlling.

      IX.        AMENDMENT AND TERMINATION

                 The Board may from time to time alter, amend, suspend or discontinue the Plan; provided, however, that no such action shall adversely affect purchase rights at the time outstanding under the Plan; and provided, further, that no such action of the Board may, without the approval of the shareholders of the Company, increase the number of shares issuable under the Plan (other than adjustments pursuant to Sections VI(b) and VII(b)), alter the purchase price formula so as to reduce the purchase price specified in the Plan, or materially modify the requirements for eligibility to participate in the Plan.

       X.        GENERAL PROVISIONS

                 (a) The Plan became effective on the designated Effective Date and was approved by the Company's shareholders in January 1990. The Board authorized a 15,000,000-share increase to the Plan on May 29, 1997, subject to shareholder approval at the 1997 Annual Meeting. No purchase rights shall be granted, and no shares of Stock shall accordingly be issued, on the basis of such 15,000,000-share increase unless and until the shareholders approve such increase at the 1997 Annual Meeting.

                 (b) The Plan shall terminate upon the earlier of (i) January 3, 2005 or (ii) the date on which all shares available for issuance under the Plan shall have been sold pursuant to purchase rights exercised under the Plan. The extension of the term of the Plan from January 3, 2000 to January 3, 2005 is subject to shareholder approval at the 1997 Annual Meeting.













                                       8.

                 (c) All costs and expenses incurred in the administration of the Plan shall be paid by the Company.

                 (d) Neither the action of the Company in establishing the Plan, nor any action taken under the Plan by the Board or the Plan Administrator, nor any provision of the Plan itself shall be construed so as to grant any person the right to remain in the employ of the Company or any of its Corporate Affiliates for any period of specific duration, and such person's employment may be terminated at any time, with or without cause.

                 (e) The provisions of the Plan shall be governed by the laws of the State of California.





































                                       9.

                                   Schedule A

                           Companies Participating in
                       1989 Employee Stock Purchase Plan

                              ___________________



                              Cisco Systems, Inc.
































                                      10.